EXHIBIT 3.1

CERTIFICATE

OF

LIMITED PARTNERSHIP

OF

APPLIED PETROLEUM TECHNOLOGIES LTD.

The undersigned, pursuant to Section 2.01 of the Texas Revised Limited Partnership Act, hereby executes the following Certificate of Limited Partnership:

1. The name of the Partnership is Applied Petroleum Technologies Ltd. (the “Partnership”).

2. The address of the registered office for service of process is 4433 Baldwin Boulevard, Corpus Christi, Texas 78408, and the name of the registered agent for service of process at such address is Sam L. Susser.

3. The address of the principal office where records of the Partnership are to be kept or made available shall be 3344 Baldwin Boulevard, Corpus Christi, Texas 78408.

4. The name of the General Partner is APT Interests Inc., and its street and mailing address is 4433 Baldwin Boulevard, Corpus Christi, Texas 78408.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of this 20th day of March, 1995.

GENERAL PARTNER:

APT Interests Inc.

By:	/s/ Sam L. Susser
Sam L. Susser, President